SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2004

SYSTEMONE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation)

000-21325	65-0226813

(Commission File Number)	(I.R.S. Employer Identification No.)

8305 N.W. 27th Street Suite 107, Miami, Florida	33122

(Address of principal executive offices)	(Zip Code)

(305) 593-8015
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

     SystemOne Technologies Inc. (the “Company”) is providing this Current Report on Form 8-K in order to update its security holders regarding its marketing and other financial plans in light of the previously disclosed entry into the Comprehensive Settlement Agreement (the “Settlement Agreement”) with Safety-Kleen Systems, Inc. (“Safety-Kleen”) which terminated the Exclusive Marketing Agreement with Safety-Kleen effective September 30, 2003. The Settlement Agreement provides for a total payment of $14 million to the Company, consisting of a $10 million termination fee and a $4 million lump sum payment of the accumulated deferred price on the approximately 30,000 parts washer units shipped to Safety-Kleen under the Marketing and Distribution Agreement prior to its termination. Of this amount, the Company received $10,000,000 during the fourth quarter of 2003, an additional $1,250,000 during January 2004 and anticipates receiving the balance on or before March 31, 2004. The balance is currently secured by a $2 million letter of credit posted by Safety-Kleen.

     In addition, the Settlement Agreement canceled all remaining purchase commitments under the Exclusive Marketing Agreement, effective October 1, 2003, settled all disputes regarding the Exclusive Marketing Agreement, and released the parties from all claims that each may have against the other. Additionally, Safety-Kleen was given the right (but not the obligation) in 2005 to purchase the lesser of up to 3,000 parts washer units or one-sixth of the Company’s then annual production capacity.

     Because Safety-Kleen was the Company’s only customer, the Company will have to establish new distribution channels for its products and is currently undertaking that effort. The Company has determined that its best potential channels of distribution are in the following three industry segments:

•	Environmental services with emphasis on used oil collection: The environmental services industry consists of parts washer services, used oil collection and other waste removal services. Although Safety-Kleen holds a dominant market share in the parts washer segment (about 50% — 60%), its used oil collection segment represents about 10% — 15% of total oil collection in the United States. This highly fragmented industry is composed of numerous regional operators, the customer base of which generally overlaps Safety-Kleen’s, the typical parts washer services provider to this customer base. Used oil recovery operators generally do not provide parts washer services to their oil customers because they often lack the infrastructure to deliver, collect, refine and redeliver cleaning solvents, and the cost of establishing such an infrastructure is significant. The Company’s SystemOne recycling parts washers do not require such an infrastructure as they recycle the cleaning solvents automatically “on-site” eliminating the need to deliver, collect, refine and redeliver such solvents typically required of traditional non-recycling parts washers. The Company’s SystemOne recycling washers provide the oil collection operators with an opportunity to expand their service offerings to their customer base with a new parts washer offering that they can “bundle” with their other environmental services.

•	Automotive lubrication distributors: Automotive lubrication distributors for major lubrication products represent potential distribution partners for the Company’s products because they provide an array of products and services to the same customer base that utilizes parts washers. They typically have expansive sales and service infrastructures and customer bases. The SystemOne parts washer line represents a product offering that is complementary to lubrication distributors’ typical product and service offerings.

•	Automotive services equipment distributors: Automotive equipment distributors with adequate sales and services infrastructure also represent a potential distribution channel for the Company’s products because they provide an array of products and services to the same customer base that utilizes parts washers. Equipment distributors provide an additional advantage in that they are generally highly experienced in equipment leasing and may provide a greater variety of leasing and financing options with attractive terms.

     In order to have access to as many potential distributors in the industry segments described above, the Company (i) has joined or is developing relationships with several key industry associations including, among others, the Association of Independent Oil Distributors (AIOD); the National Oil Recyclers Association (NORA); and the National Independent Parts Cleaner Association (NIPCA); (ii) participates or intends to participate in all relevant trade shows including the Automotive Aftermarket Products Expo (AAPEX), the NORA show, the National Autobody Congress and Exposition (NACE), and the Auto Mechanika Show (in Frankfurt, Germany), and (iii) has appointed five regional sales support managers to assist in locating, training and supporting the Company’s network of distributors nationwide.

     To date the Company has had discussions with more than 90 potential distributors nationwide and estimates that approximately 50 distributors in this group represent potentially qualified distributors for the Company’s products. Approximately eight distributors have been appointed to date and the Company anticipates the shipment of initial orders in the first quarter of 2004 totaling approximately 300 to 400 units with progressive increases throughout the year (although there can be no assurance thereof). This compares to 3,750 units that would have been shipped in the first quarter of 2004 under the Marketing Agreement.

     In October 2003, the Company entered into a distribution agreement with Hockman-Lewis Limited appointing them as the Company’s international sales distributor in all export markets worldwide (the “International Distribution Agreement”). Hockman-Lewis has over 70 years of experience in managing export sales and marketing on behalf of many of the most prestigious American manufacturers of automotive service equipment. The International Distribution Agreement has a five-year term subject to extension for up to two additional five-year terms unless either party provides not less than 180 days’ notice of non-renewal. To maintain its exclusive status, Hockman-Lewis is required to make annual minimum purchases commencing in year two of the term in the amount of $800,000, escalating to $5 million in year five. To date, there have not been any sales under the International Distribution Agreement. With sales offices in the United States, Singapore, and the United Kingdom, Hockman-Lewis personnel travel extensively throughout the world utilizing its international sales force to locate, appoint and support leading equipment distributors in international territories worldwide. Hockman-Lewis’ multilingual personnel provide marketing and technical support to their distribution partners as well as managing all aspects of handling, financing, invoicing, shipping and documentation on behalf of its clients.

     In order to conserve resources pending development of a new distribution system, the Company has reduced its production force and non-essential corporate personnel; however, the Company estimates that it will continue to use cash at least through the third quarter of 2004, if not beyond. Furthermore there can no assurance these estimates will prove to be accurate or that the actual performance of the Company will result in a transition to positive cash flow during 2004 or thereafter. Although, based upon current plans and assumptions, management believes that the Company should achieve at least enough cash flow to cover its ongoing expenses, including the payment of interest on its indebtedness, there can be no assurance that the Company’s efforts to establish new distribution channels will be successful or that its available cash resources and future cash flows will be sufficient to sustain its operations or achieve profitability. Any failure to obtain new distributors and customers in a timely manner could have a material adverse effect on the Company’s results of operations, cash flows and financial condition. If the payments under the Settlement Agreement, together with any future sales revenue and other available capital resources are insufficient to fund the Company’s transition to a new distribution system, the Company could be required to seek additional debt or equity capital. There can be no assurance that any such additional capital would be available on acceptable terms or at all.

     At the date hereof, the Company has approximately $7,600,000 in cash on hand and anticipates receiving an additional $2,750,000 under the Settlement Agreement prior to the end of the first quarter. Since the effectiveness of the Settlement Agreement, the Company has used $2,969,408 to repay its Senior Revolver (including interest) due to the Company’s reduced borrowing base and the relatively high interest rate of 13 percent under that facility. In addition, based on current plans and estimates and taking into account expected investment necessary to rebuild the Company’s distribution system, management believes that it would be appropriate and beneficial to allocate approximately $5 million of available cash to further reduce and retire the indebtedness of the Company, which as of December 31, 2003, included $23,155,512 principal amount (including interest accrued to and including December 31, 2003 but not paid in cash) of the 8.25% Subordinated Convertible Notes due December 31, 2005 (the “Notes”) and $4,893,348 of secured promissory notes (the “Secured Notes”), including accrued interest.

     Accordingly, the Company is commencing an effort to repurchase the Notes at a price equal to approximately 21.6% of their principal amount as of December 31, 2003. There can be no assurance, however, that holders of Notes will be willing to sell their Notes to the Company or that the Company will be successful in purchasing any Notes. If all of the Notes were purchased and retired, the Company would realize a gain on extinguishment of debt, net of income taxes, of approximately $17 million.

     Although the Notes are subordinated to the Company’s outstanding Secured Notes, the holders of the Secured Notes have consented to the Company’s purchase of the Notes before repaying the Secured Notes. To the extent that less than all of the Notes are purchased, the unused balance of the $5 million available for debt reduction will be used to repay the Secured Notes.

     This Current Report on Form 8-K contains various “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements and can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “would,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. These statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. These statements represent the Company’s expectations or beliefs concerning future events, including, without limitation, statements regarding the development of a new distribution system for the Company’s products in light of the termination of the Exclusive Marketing Agreement and the sufficiency of the Company’s cash and financial resources to support the cost of developing such new distribution system as well as for its other ongoing liquidity and capital resource needs. These forward looking statements are further qualified by important factors that could cause actual events to differ materially from those in such forward looking statements. These factors include, among others set forth in documents filed with the Securities and Exchange Commission by the Company, increased competition, the sufficiency of the Company’s patents, the ability of the Company to manufacture its products on a cost effective basis, market acceptance of the Company’s products, the effects of governmental regulation and the ability of the Company to obtain adequate financing to support its operational and marketing plans, the expansion of its sales support and future product development. Results actually achieved may differ materially from expected results included in these statements as a result of these or other factors. In particular, the Company’s performance for the foreseeable future will be dependent on, among other things, (i) the ability to enter into satisfactory arrangements with distributors and other resellers of SystemOne’s parts washers, (ii) the ability of the Company and any such distributors and resellers to penetrate the market for parts washers and to offer the SystemOne® Washers on commercial terms and prices that will be attractive to customers, (iii) the sufficiency of the Company’s current financial resources to sustain the Company’s operations pending the development of a new distribution system and sales revenue, (iv) the ability of the Company to successfully market and sell its products in international markets and (v) the ability of the Company to commercialize new products under development.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMONE TECHNOLOGIES INC.

Date: February 13, 2004	By: /s/ Paul I. Mansur

Paul I. Mansur Chief Executive Officer

6